                                                                EXHIBIT 10.2

             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                             CO-PROMOTION AGREEMENT

     This Co-promotion Agreement (hereafter, the "AGREEMENT") is entered into as of April 12, 2005 (the "EFFECTIVE DATE"), by and between Kos Pharmaceuticals, Inc., a Florida corporation and Kos Life Sciences, Inc., a Delaware corporation (collectively, "KOS"), Duramed Pharmaceuticals, Inc., a Delaware corporation, and Duramed Pharmaceuticals Sales Corp., a Delaware Corporation (collectively "DURAMED"), and Barr Laboratories, Inc., a Delaware corporation ("BARR"), for the marketing of Kos' fixed-dose niacin product marketed under the brand name "Niaspan(R)", including certain extensions thereof as provided herein, and combination niacin and lovastatin product marketed under the brand name "Advicor(R)", including certain extensions thereof as provided herein (each, a "PRODUCT" and collectively, the "PRODUCTS", as more fully defined below).

                                    RECITALS

     WHEREAS, Kos owns the Products;

     WHEREAS, compared to well-known cholesterol treatments such as the single active statins and other statin combination products, niacin-based therapies such as Niaspan(R) and Advicor(R) are relatively much less well known to consumers and to physicians and are under-promoted, and the sale of niacin-based treatments remains highly sensitive to promotion;

     WHEREAS, the Products are at an early stage of their promotional lives and consequently there is a significant need to increase the promotion of the Products in order to compete more effectively against established single active statins, statin combination products and other cholesterol reducing products;

     WHEREAS, Kos has identified a potential new opportunity for the Products with respect to women's health, and believes that women who need cholesterol treatment can be reached effectively by detailing to obstetricians, gynecologists and other health care professionals with prescribing authority and an interest in women's health care, and that the potential number of lives that can be saved measures in the tens of thousands;

     WHEREAS, it is estimated that there exists in excess of 4 million women who have lipid abnormalities that could be addressed by cholesterol reducing products such as Niaspan or Advicor;

     WHEREAS, in order to pursue such opportunity, Kos wishes to promote and detail the Products to obstetricians, gynecologists and other health care professionals with prescribing authority and an interest in women's health care in the Territory (as defined below);

     WHEREAS, Kos is not experienced in promoting or detailing pharmaceutical products to obstetricians, gynecologists and women's health care practitioners in the Territory and wishes to collaborate with another party that provides expertise in the promotion and detailing of pharmaceutical products to obstetricians, gynecologists and other health care professionals with prescribing authority and an interest in women's health care in the Territory;

     WHEREAS, Duramed possesses expertise in the promotion and detailing of pharmaceutical products to obstetricians, gynecologists and other health care professionals with prescribing authority and an interest in women's health care in the Territory and has in place a substantial and experienced obstetrics/gynecology specialist sales and marketing team;

     WHEREAS, this Agreement serves numerous consumer interests by increasing awareness of Niaspan(R) and Advicor(R) among physicians and other health care professionals with prescribing authority and patients and especially women, who are uniquely underserved for cardiovascular health purposes;

     WHEREAS, this Agreement would directly serve the growing need for treatment for the risks of cardiovascular disease in women as identified by the American Heart Association;

     WHEREAS, Kos seeks to engage Duramed's expertise in detailing and educating obstetricians, gynecologists and other health care professionals with prescribing authority and an interest in women's health care, and their patients, in an effort to save lives by introducing women to the substantial benefits of Niaspan(R) and Advicor(R) therapy;

     WHEREAS, this collaboration between Kos and Duramed pursuant to this Agreement is expected to increase the sales for the Products and therefore expand output;

     WHEREAS, co-promotion of Niaspan and Advicor by Kos and Duramed was not practicable while litigation was pending between Kos and Barr, but with the resolution of that litigation, there is now the possibility for collaboration between Kos and Duramed on the co-promotion of Niaspan and Advicor; and

     WHEREAS, in connection with the resolution of such litigation pending between Kos and Barr and concurrent with execution of this Agreement, the Parties are entering into the Settlement and License Agreement and the License and Manufacturing Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and conditions contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

     1.1 ADVERSE EVENT(S) shall mean those events defined as adverse drug experiences in Title 21 of the U. S. Code of Federal Regulations, Section 314.80, as amended from time to time and published in the Federal Register.

     1.2 ADVICOR PRODUCT shall mean:

          (a) (i) the prescription extended release lovastatin 20mg/niacin 1gm tablet product for human use; (ii) the prescription extended release lovastatin 20mg/niacin 500 mg tablet product for human use; and (iii) the prescription extended release lovastatin 20mg/niacin 750 mg tablet product for human use, each of which is approved under NDA 21-249 and distributed and sold (or is intended to be distributed or sold) by Kos in the

     Territory under the trademark Advicor(R) as of the Effective Date (together the "EXISTING ADVICOR PRODUCTS"); and

          (b) future dosage formulations, strengths and presentations of the Existing Advicor Products, including all product extensions or newly named formulations of the Existing Advicor Products containing niacin (empirical formula of C(6)H(5)NO(2)) and lovastatin (empirical formula of C(24)H(36)O(5)) as the only active ingredients .

     1.3 AFFILIATE shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

     1.4 BUSINESS DAY shall mean a day on which commercial banks are open for business in New York, New York. References in this Agreement to "days" other than Business Days shall mean calendar days.

     1.5 CODE or CODES shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) and the American Medical Association Guidelines on Gifts to Physicians, as either of the foregoing may be amended.

     1.6 COMMERCIALLY REASONABLE EFFORTS means, with respect to a Party, the efforts and resources which would be used by that Party consistent with its normal business practices with respect to a product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the commercial value of the product and other relevant factors.

     1.7 CO-PROMOTION ACTIVITIES shall have the meaning set forth in Section
5.4.

     1.8 EFFECTIVE DATE shall mean the date upon which this Agreement becomes effective and shall be the date first written above.

     1.9 FDA shall mean the United States Food and Drug Administration and any successor agency thereto.

     1.10 FIELD shall mean obstetrics, gynecology and other areas of medical practice with a focus on women's health care.

     1.11 FULL TIME EQUIVALENT (or "FTE") shall mean the number of Sales Calls for Products under this Agreement carried out by an individual Duramed or Affiliate employee, based on such entity's internal time reporting system, converted into full-time equivalent units, where one full-time equivalent unit is **** (as defined below).

     1.12 GAAP shall mean Generally Accepted Accounting Principles in the United States.

     1.13 KOS TRADEMARKS shall mean the Niaspan(R) and Advicor(R) trademarks owned by Kos in the Territory, and any other trademark, service mark, trade dress or logo developed, applied for, registered, or to be applied for or registered for use in connection with the sale of the Products in the Territory, including any trademark rights existing under common law.

     1.14 KNOW-HOW shall mean all present and future information developed by Kos, whether or not in written form, that is not in the public domain and that relates to the Products and shall include, without limitation, all biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information including all processes, methods, procedures, techniques, plans, programs, and data and any other information relating to the Products or useful for the development or commercialization of the Products in the Territory.

     1.15 LICENSE AND MANUFACTURING AGREEMENT shall mean the License and Manufacturing Agreement between the Parties dated as of the Effective Date.

     1.16 MARKETING LICENSE EFFECTIVE DATE shall have the meaning set forth in the Settlement and License Agreement.

     1.17 MARKETING ADVISORY COMMITTEE shall mean the committee established and conducted in accordance with the procedures set forth in Article 5.

     1.18 MINIMUM DURAMED DETAILS shall have the meaning set forth in Section 2.2(c).

     1.19 NDA shall mean a New Drug Application for a Product in accordance with the requirements of the FDA.

     1.20 NIASPAN PRODUCT shall mean:

          (a) (i) the prescription extended release niacin 1gm tablet product for human use; (ii) the prescription extended release niacin 500 mg tablet product for human use; and (iii) the prescription extended release niacin 750mg tablet product for human use, each of which is approved under NDA 20-381 and distributed and sold by Kos in the Territory under the trademark Niaspan(R) as of the Effective Date (together the "EXISTING NIASPAN PRODUCTS"); and

          (b) future dosage formulations, strengths and presentations of the Existing Niaspan Products (including any potential modified or reduced flush version of any Existing Niaspan Product), including all product extensions or newly named formulations of the Existing Niaspan Products containing niacin (empirical formula of C6H5NO2) as the single active ingredient.

     1.21 NET SALES shall mean the recorded gross sales of both Products in the Territory to Third Parties in accordance with GAAP less the following deductions:

          (i) sales and excise taxes, duties, and any other governmental charges imposed upon the production, importation, use or sale of a Product;

          (ii) trade, quantity, cash and other discounts allowed on a Product to wholesalers or other Third Parties to whom the Products are sold and shipped directly;

          (iii) provisions for actual or expected allowances or credits to customers on account of rejection or return of a Product or on account of price reductions for a Product;

          (iv) Product rebates and Product charge-backs and other price reduction programs granted to managed care entities and pharmaceutical benefit management service entities (If Kos chooses to contract one or more of the Products together with another Kos product with composite rebates or chargebacks, then rebates and or chargebacks for the affected Product will be recalculated based on the then average rebate or chargeback of the Product to the applicable customer category as if such Product is contracted independently of any other Kos product.); and

          (v) provisions for actual or expected write-offs of uncollectible customer accounts for previously recorded sales;

in each case determined in accordance with Kos' commercial and accounting policies and practices consistently applied in a manner consistent with GAAP. In the event that Net Sales as calculated for any period under this Agreement are lower than the net Product sales utilized by Kos in reporting Kos' net revenue for financial reporting purposes in Kos' SEC filings for the same period, including Kos' quarterly SEC Form 10-Q and annual SEC Form 10-K ("REPORTED PRODUCT NET SALES"), then Net Sales under this Agreement shall be increased by such amount as is necessary to make them equal to the Reported Net Sales.

     1.22 PARTY(IES) shall mean each of Kos and Duramed.

     1.23 PATENTS shall mean all patents and patent applications in the Territory that are or become owned by Kos, or to which Kos otherwise has, now or in the future, the right to grant licenses and license rights, that generically or specifically cover the Products or a use or formulation of the Products. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. The current list of patents and patent applications encompassed within Patents is set forth in Appendix B attached hereto.

     1.24 PRODUCTS shall mean all Niaspan Products and all Advicor Products for all indications approved by the FDA at any time during the Term (as defined below).

     1.25 PRODUCT DETAIL(S) shall mean a face-to-face meeting, between (i) a professional pharmaceutical sales representative meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent) with sales experience and or training in the promotion of products to obstetricians, gynecologists and health care professionals with prescribing authority and an interest in women's health, and (ii) a Professional in the Field, during which a presentation of one of the Product's attributes is orally presented in a manner consistent with the quality of such presentations made by Duramed's professional representatives for Duramed's other products. A "PRIMARY PRODUCT DETAIL" shall mean a Product Detail where the presentation of such Product during the Product Detail is the first presentation made and is the presentation on which the most time is spent during such meeting. A "SECONDARY PRODUCT DETAIL" is the presentation on which the second most amount of time is spent during such meeting. When used as a verb, "PRODUCT DETAIL" shall mean to engage in a Product Detail to a Professional in the Field.

     1.26 PROFESSIONALS shall mean physicians, physician assistants and other health care practitioners, including nurses and nurse practitioners, in the Field who are permitted under applicable laws in the Territory to prescribe the Products.

     1.27 "SALES CALL" shall mean a sales call on a Targeted Professional (as defined below).

     1.28 SETTLEMENT AND LICENSE AGREEMENT shall mean the Settlement and License Agreement between the Parties dated as of the Effective Date.

     1.29 STEERING COMMITTEE shall have the meaning set forth in Section 5.6.

     1.30 TARGETED PROFESSIONALS shall mean the universe of Professionals in the Field targeted for Product Details, initially established using the process outlined in Appendix C to this Agreement, and as changed, from time to time, by the Marketing Advisory Committee.

     1.31 TERM shall have the meaning set forth in Section 3.1.

     1.32 TERRITORY shall mean the United States of America its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

     1.33 THIRD PARTY(IES) shall mean any person or entity other than Kos and Duramed or their Affiliates.

     1.34 YEAR shall mean each calendar year during the Term.

2. CO-PROMOTION

     2.1 GRANT OF RIGHTS. With effect from the Effective Date, Kos grants to Duramed the right to co-promote the Products to Targeted Professionals in the Field in the Territory, subject to (i) Kos' right to co-promote the Products (itself or with a Third Party, including, without limitation, Takeda Pharmaceuticals North America, Inc. and Takeda Pharmaceuticals America, Inc.) throughout the Territory and (ii) all the other terms and conditions of this Agreement. Kos shall retain exclusively all of its rights with respect to the Products outside the Field in the Territory and outside of the Territory, and Duramed shall have no rights with respect to the Products outside of the Field in the Territory or outside the Territory as a result of the execution or performance of this Agreement. Duramed shall have no other rights relating to the Products except as expressly set forth in this in this Agreement, the Settlement and License Agreement or the License and Manufacturing Agreement.

     2.2 EFFORTS.

          (a) Duramed shall dedicate no less than **** professional pharmaceuticals sales representatives, meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent) with sales experience and or training in the promotion of products to obstetricians, gynecologists and health care professionals with prescribing authority and an interest in women's health to detail the Products pursuant to this Agreement and will use commercially reasonable efforts to have such sales force in place and available for Product-specific training by Kos by no later than June 15, 2005. Throughout the Term, Duramed will maintain a sales force of not less than **** professional pharmaceuticals sales representatives, meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent) with sales experience and or training in the promotion of products to obstetricians, gynecologists and health care professionals with prescribing authority and an interest in women's health to detail the Products pursuant to this Agreement. Except with the prior written consent of Kos, all Duramed sales representatives who are responsible for Product Details shall be employees of Duramed or its Affiliates.

          (b) Duramed shall deploy its sales forces in an effort to promote effectively and conduct the Product Details in accordance with the terms of this Agreement and the instructions of the Marketing Advisory Committee. Duramed shall use Commercially Reasonable Efforts consistent with accepted pharmaceutical industry business practices in conducting its promotional and Product Detailing activities hereunder.

          (c) Duramed will dedicate not less than **** FTEs to Product Detailing between June 15, 2005 and August 31, 2006, and not less than **** FTEs per Year to Product Detailing from September 1, 2006 and throughout the remainder of the Term. Duramed agrees to perform at least one Primary Product Detail during each Sales Call and will use its best efforts to provide at least one Secondary Product Detail during each Sales Call, as long as the Marketing Advisory Committee determines that there are at least two Products that will benefit from promotion to the Targeted Professionals ("MINIMUM DURAMED DETAILS"). Any decision by the Marketing Advisory Committee to reduce promotion on the Products will result in a decision to jointly reevaluate the number and position of the Minimum Duramed Details by the Marketing Advisory Committee. The Parties recognize that the Duramed professional sales representatives conducting the Sales Calls may have the opportunity to promote the Products by using an additional **** FTEs to conduct prescriber calls between June 15, 2005 and August 31, 2006 and by using an additional **** FTEs to conduct prescriber calls in each subsequent twelve month period to Targeted Professionals or to other health care professionals targeted for Duramed's or its Affiliate's other products or for the products of Third Parties. Duramed will utilize its Commercially Reasonable Efforts to deliver details on the Products during such additional calls if Duramed determines that an available unreserved detail position exists for such promotional activities; provided, however, that nothing in this Agreement shall prevent Duramed, in its sole discretion, from reserving the detail positions in such additional sales calls for other Duramed or Duramed Affiliate products or for products of Third Parties.

          (d) Duramed shall provide internal administrative and logistical support of its sales representatives consistent with its normal practices for other sales forces employed by Duramed, which support shall include without limitation, general (non-Product specific) training, administrative support services and a sales representative incentive plan related to the marketing and promotion of the Products to Targeted Professionals in the Field. Such incentive plans shall be consistent with Duramed's obligations hereunder and shall provide an incentive that is weighted at a level commensurate with the Product Detail position of the Products within the total number of products handled by Duramed's sales force and shall be administered in a manner consistent with the other sales force incentive programs that Duramed provides to its other sales forces. Kos shall have the right to review Duramed's incentive plan with respect to the Products.

          (e) The Parties acknowledge and agree that some or all of Duramed's obligations hereunder may be performed by Affiliates. To the exent that Duramed causes or permits its Affiliate to perform any of Duramed's obligations under this Agreement: (i) Duramed hereby guarantees the performance of all such obligations in accordance with the terms of this Agreement; and (ii) Duramed shall cause such Affiliate to comply with all of the terms, provisions and conditions contained in this Agreement that would be applicable to Duramed in the performance of such obligations.

     2.3 COMPLIANCE WITH LAW. Duramed agrees that in promoting the Products and performing Product Details, it will comply in all material respects with applicable laws and regulations applicable to the marketing, sale and promotion of pharmaceutical products (including without limitation the Prescription Drug Marketing Act ("PDMA"), Federal Health Care Program Anti-Kickback Law (42 U.S.C.
Section 1320a-7b) and the Health Insurance Portability and Accountability Act of
1996), the Codes, and the terms of this Agreement. No Party shall be required to undertake any obligation, or incur any cost or reimbursement obligation, in connection with any activity under this Agreement that such Party believes, in good faith, may violate any applicable law, regulation or Code. Consistent with recent guidance in the pharmaceutical industry promulgated by the Office of Inspector General of the Health and Human Services Department on April 28, 2003, Duramed agrees to maintain a compliance program with respect to its promotional and sales activities pursuant to this Agreement.

3. TERM AND TERMINATION

     3.1 TERM. The Term of this Agreement shall commence on the Effective Date (it being understood and agreed that Duramed shall not be obligated to perform Product Details prior to the later of: (a) July 1, 2005, or (b) the date on which Kos' sales training has been completed), and, unless earlier terminated pursuant to Section 3.2, shall terminate at 11:59 p.m. Eastern Standard Time on the earlier of:

     (a) the Marketing License Effective Date on a Product-by-Product and dose-by-dose basis; and

     (b) the date which is seven (7) years after the Effective Date (the "INITIAL EXPIRATION DATE"); provided, that such date may be extended for an additional period of one (1) year at the election of either Party by delivery to the other Party of a written notice at least ninety (90) days prior to the Initial Expiration Date.

     3.2 EARLY TERMINATION. Each Party shall have the right to terminate this Agreement before the end of the Term by written notice to the other Party:

     (i) if the other party fails to pay any amount of money due and payable hereunder and which is not disputed in good faith, and fails to remedy the same after thirty (30) days written notice;

     (ii) if the other Party has materially breached any provision of this Agreement, which breach materially adversely affects the terminating Party's rights under this Agreement, in the aggregate, and the breaching Party fails to remedy the same within ninety (90) days after written notice from the terminating Party (a "BREACH NOTICE") (or, if applicable, such longer period (not exceeding one hundred twenty (120) days) as would be reasonably necessary for a diligent party to cure such a breach; provided that the breaching Party has commenced and continues diligent efforts to cure during the initial ninety (90) day period following receipt of the Breach Notice); provided that, in the event of a final adjudication by a court of competent jurisdiction that a material breach had not occurred, the terminating Party shall compensate the alleged breaching Party for any amount of money that otherwise would have been due and payable hereunder plus interest on such amount set at a rate equal to the average one-year London Inter-Bank Offering Rate for the United States Dollar as reported from time to time in the Wall Street Journal (or, if such rate is not regularly published, as published in such source as the Parties agree) ("LIBOR") ****.

     (iii) as to any Niaspan Product or Advicor Product, on a Product by Product and dose by dose basis, upon any withdrawal of such Product or dose due to the occurrence of serious Adverse Events related to the use of such Product that cause a Party to reasonably conclude that the continued use of such Product by patients will result in serious life-threatening health and/or safety concerns that cannot be addressed through appropriate labeling; or

     (iv) upon the bankruptcy or insolvency, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party's property that is not discharged within ninety (90) days.

4. FEES AND PAYMENTS

     4.1 ROYALTY ON NET SALES.

          (a) In consideration for the performance of its obligations hereunder, Duramed shall be entitled to receive from Kos royalty payments (together "ROYALTY PAYMENTS") in an amount equal to:

          (i) Beginning April 1, 2005 and for the remainder of 2005, the Net Sales of the Products in a given calendar quarter up to the applicable quarterly net sales cap set forth on Appendix A (together the "QUARTERLY NET SALES CAPS") for such quarter multiplied by the applicable royalty rate as set forth on Appendix A (together the "ROYALTY RATES") for such Year; and

          (ii) thereafter throughout the Term, the aggregate Net Sales of the Products in a given Year up to the applicable annual net sales cap set forth on Appendix A (together the "ANNUAL NET SALES CAPS") multiplied by the applicable Royalty Rates.

          (b) The amount of each Royalty Payment shall be determined and paid on a calendar quarterly basis; provided, however, that with effect from January 1, 2006, in no event shall any such quarterly payment for the first, second or third calendar quarter in any Year exceed an amount equal to the applicable Quarterly Net Sales Cap for the Year multiplied by the applicable Royalty Rate for such Year. Kos shall provide Duramed with a written statement, as provided in Section 4.4(b), of the Net Sales for a calendar quarter and the amount of the Royalty Payment for such quarter within thirty (30) days following the end of each calendar quarter during a Year, except following the fourth calendar quarter of each Year. Within forty five (45) days following the end of the fourth calendar quarter of each Year, Kos shall provide Duramed with a written statement, as provided in Section 4.4(c), of the Net Sales for such fourth calendar quarter and the Net Sales for such entire Year. The Royalty Payment to be paid by Kos following the fourth calendar quarter of each Year shall be calculated by multiplying the Net Sales of the entire Year, up to the amount of the applicable Annual Net Sales Cap, by the applicable Royalty Rate and subtracting from such amount the aggregate amount of all Royalty Payments paid by Kos following the first three calendar quarters during such Year.

          (c) All Royalty Payments required to be paid by Kos shall be paid by Kos within ten (10) Business Days following Kos' delivery of the written statement of the Net Sales and Royalty Payment amount for a calendar quarter. In the event either Party elects to terminate the Agreement pursuant to Section 3.2, a pro-rated quarterly Royalty Payment will be due to Duramed at the close of the quarter in which such termination occurs. The amount of such Royalty Payment will be calculated for the pro-rated Net Sales for such quarter, based on the number of days that have elapsed during such quarter immediately prior to the effective date of such termination.

     4.2 PAYMENTS. All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via check or wire transfer to the account designated from time to time by the receiving Party.

     4.3 TAXES. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any jurisdiction.

     4.4 REPORTS.

          (a) Within ten (10) Business Days following the end of each month during the Term, Kos shall provide Duramed with an initial good faith estimate of the Net Sales for the month and for the calendar quarter and year-to-date period that includes such month. Within thirty (30) days following the end of each of the first three calendar quarters of each Year during the Term, Kos shall provide Duramed with a written statement of the Net Sales for such quarter and for the year-to-date period through the end of such quarter, and a calculation of the Royalty Payment for such quarter.

          (b) Within forty five (45) days following the end of each calendar Year of the Term, Kos shall provide Duramed with a written statement of the Net Sales for such Year, and a calculation of the Royalty Payment for such Year pursuant to Section 4.1.

          (c) For the avoidance of doubt, the reports provided under sub-sections (a) and (b) above shall report only aggregate Net Sales of the Products but shall not report gross sales of the Products or any deductions from gross sales in the calculation of Net Sales. Upon request by Duramed within ninety (90) days after a calendar quarter has ended, or within one hundred twenty (120) days after a Year has ended, Kos shall provide to an independent nationally-recognized certified public accountant or like person, satisfactory to Duramed and Kos in their respective reasonable discretion, a written report setting forth an itemized accounting and calculation of the Net Sales of Products sold by Kos during such preceding calendar quarter or such preceding Year, which report shall include information in sufficient detail reasonably necessary for such accountant to confirm the computational accuracy of the report provided to Duramed pursuant to sub-section (a) above with respect to such calendar quarter or such Year. Such accountant shall sign a written confidentiality agreement reasonably satisfactory to Kos and shall report to Duramed and Kos only its conclusions as to whether the report provided to Duramed pursuant to sub-section (a) above is consistent with the itemized accounting and calculation provided to such accountant, and without limiting the foregoing, under no circumstances shall such accountant report to Duramed the prices at which Kos sold any Product or any deductions from gross sales in the calculation of Net Sales. Duramed shall pay all costs of the independent accountant. Nothing in this Section 4.4(c) shall limit in any way either Party's rights under Section 8 of this Agreement.

          (d) Whenever information relating to the Products is reported under this Agreement, such information shall be listed separately by Product and in the aggregate.

     4.5 NET SALES TRUE-UP PAYMENT. Within one hundred eighty (180) days following the end of each Year during the Term, Kos shall determine the actual cash paid, allowances or credits issued and write-offs taken related to its recorded gross sales of both Products in the Territory to Third Parties that occurred during such Year. In the event that any such annual reconciliation reveals any overpayment or underpayment hereunder, the amount of such underpayment or overpayment will be added or subtracted, as appropriate, to or from the next Royalty Payment in accordance with Section 4.1 or, if no further Royalty Payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. Nothing in this
Section 4.5 shall limit in any way either Party's rights under Section 8 of this Agreement.

5. CO-PROMOTION MANAGEMENT

     5.1 MARKETING ADVISORY COMMITTEE.

          (a) Within thirty (30) days after the Effective Date, Kos and Duramed shall assemble a team of appropriate personnel from both Kos and Duramed (the "MARKETING

ADVISORY COMMITTEE") to plan the ongoing sales and promotional strategies and to review and direct such activities for the Products in the Field in the Territory. The Marketing Advisory Committee shall consist of an equal number of representatives from each of Kos and Duramed, not to exceed a total of four (4) representatives. Kos shall designate one of its representatives on the Marketing Advisory Committee to serve as its chairperson. The Marketing Advisory Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises.

          (b) The representatives of each Party serving on the Marketing Advisory Committee shall collectively have one vote on all matters considered by the Marketing Advisory Committee. In the event that the members of the Marketing Advisory Committee are unable to agree on any matter, such matter shall be submitted to the senior marketing officer of each Party, who shall meet in person or by telephone within seven (7) Business Days to review and resolve such matter. If the senior marketing officers of the Parties are not able to resolve such matter, the chairperson of the Marketing Advisory Committee shall make a final decision with respect to such matter that, if consistent with the terms of this Agreement, shall be binding on the Parties, subject to (i) the exceptions provided in Section 5.8, and (ii) the right of either Party to require a disputed matter that is likely, in such Party's reasonable judgment, to have a material adverse impact on a Party or its sales force to be submitted to the Steering Committee for resolution.

     5.2 RESPONSIBILITIES OF MARKETING ADVISORY COMMITTEE.

          (a) The Parties agree that Kos will have final planning, oversight, and decision-making authority for all marketing and promotional activities related to the Products in the Field. Duramed will have the opportunity, through the Marketing Advisory Committee, to confer with and advise Kos on such sales, marketing and promotional matters. Subject to the foregoing, the following marketing and promotional matters will be considered by the Marketing Advisory
Committee:

          (i) the establishment and implementation of appropriate policies, programs, and procedures for the marketing and promotion of the Products to Professionals in the Field;

          (ii) any adjustments to the Targeted Professionals;

          (iii) the allocation of Product Details between each of the Products during each Plan of Action that the Marketing Committee establishes for promotion of the Products;

          (iv) establishment and monitoring of Product sampling practices for Professionals in the Field; and

          (v) establishment of requirements for and regular review within the Field of prescription tracking, call reporting, and other secondary market data with respect to the Products, in a manner consistent with what Duramed performs for its other professional sales forces.

          (b) Notwithstanding anything set forth above in Section 5.2(a), Kos shall be solely responsible for ensuring that the Products' promotional materials and labeling comply with the Federal Food, Drug and Cosmetic Act and all other applicable laws and regulations.

          (c) For the avoidance of doubt, Kos solely shall make all decisions regarding the pricing of the Products to all channels of trade (including without limitation chargebacks, rebates, discounts, credits, free goods or any other matter affecting the ultimate prices to Third Parties) and under no circumstances shall any such pricing matter be discussed by the Parties.

     5.3 MEETINGS OF MARKETING ADVISORY COMMITTEE. Meetings of the Marketing Advisory Committee shall be held semi-annually commencing with the first meeting to occur within thirty (30) days following the Effective Date or more often as determined by the Marketing Advisory Committee. Either Party may call a special meeting of the Marketing Advisory Committee on fifteen (15) days written notice to the other Party. The location of Marketing Advisory Committee meetings and whether to hold them via teleconference and/or videoconference shall be determined by the Marketing Advisory Committee, provided one Party does not bear an undue travel burden. Minutes of each Marketing Advisory Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by the chairperson not later than the first order of business at the immediately succeeding Marketing Advisory Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Marketing Advisory Committee. The Committee shall also establish a procedure for either (i) calling special interim meetings of the Committee in the event a need for Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions. Meetings of the Marketing Advisory Committee shall be subject to strict antitrust compliance guidelines.

     5.4 CO-PROMOTION ACTIVITIES. Subject to the overall marketing and promotional plan for the Products established by Kos and considered by the Marketing Advisory Committee, Duramed shall be responsible for performing the co-promotion activities described below (the "CO-PROMOTION ACTIVITIES"), in each case in accordance with the activity levels established in this Agreement. Except as otherwise provided in this Agreement, Duramed shall fully bear all of the costs incurred by it in connection with its performance of the Co-Promotion Activities performed by its sales representatives.

          (a) FIELD SALES. The Marketing Advisory Committee shall determine any adjustments to the Targeted Professionals. Duramed agrees to perform no fewer than the Minimum Duramed Details during each Year during the Term pursuant to the directives of the Marketing Advisory Committee and consistent with this Agreement. Duramed shall maintain records of each Product Detail by its sales force representatives using a call document which records the name and address of the Professional in the Field, the date and position of the Product Detail and the number of samples delivered, and shall supply a monthly record of the number of total Product Details to Kos within sixty (60) days of the end of each month in a form to be established by the Marketing Advisory Committee.

          (b) RECORDS. Duramed shall maintain records of each Product Detail by its sales force representatives using a call document which records the name and address of the Professional in the Field, the date and position of the Product Detail and the number of samples delivered, and shall supply a monthly record of the number of total Product Details to Kos within sixty (60) days of the end of each month in a form to be established by the Marketing Advisory Committee.

          (c) SAMPLING. The Marketing Advisory Committee shall determine the appropriate level of sampling per member of the target audience, consistent with Kos' sampling practices on the Effective Date. Kos shall be responsible, at its own cost and expense, for the delivery of all samples to Duramed sales representatives or a Third Party designated by Duramed for final distribution of samples to the Duramed sales representatives. All sample distribution, reporting and storage shall be conducted by each Party in accordance with the PDMA.

          (d) SALES FORCE TRAINING. As set forth in Section 2.2(d), Duramed shall be responsible for general (non-Product specific) training of its sales representatives at its own cost and expense. Such training by Duramed shall include, without limitation, non-Product specific training as to women's health issues and promotion of women's health products to Professionals in the Field. Kos shall be responsible, at its own cost and expense, for all Product-specific training of Duramed's sales representatives in accordance with training plans established by the Marketing Advisory Committee, for: (i) the initial sales representatives, in accordance with Section 2.2(a); (ii) for any new sales representatives added or hired to detail the Products, in a manner and time as determined by Kos; and (iii) any on-going Product-specific training Kos determines is necessary for the Sales Force and any Field communication or bulletins regarding sales promotion activities for the Products. Duramed will use Commercially Reasonable Efforts to make its sales representatives available for initial Product-specific training by Kos by June 15, 2005.

     5.5 OTHER CO-PROMOTION MATTERS.

          (a) BOOKING OF SALES REVENUE. Kos shall record on its books all revenue from gross sales and Net Sales of the Product.

          (b) PACKAGING. Kos shall have the responsibility for selecting and approving all packaging materials for the Products.

          (c) TRADEMARKS. Kos shall approve the names, design, and usage in the Territory of all Kos Trademarks associated with the Products.

     5.6 STEERING COMMITTEE.

          (a) RESPONSIBILITY. Within thirty (30) days following the Effective Date, the Parties shall form a Steering Committee (the "STEERING COMMITTEE") whose responsibility shall be to (i) discuss any proposed amendments to and renewals of this Agreement, (ii) consider any Disputes in accordance with
Article 18, and (iii) assume any other oversight role deemed appropriate by the Parties.

          (b) COMPOSITION AND PROCEDURES. The Steering Committee shall have three representatives from each of Kos and Duramed. One of the representatives from each Party shall be the senior marketing executive for such Party. Kos shall designate one of its representatives on the Steering Committee to serve as its chairperson. The Steering Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. Each Party shall have one vote on all matters. In the event that the members of the Steering Committee are unable to agree on any matter, the chairperson of the Steering Committee shall make a final decision with respect to such matter that, if consistent with the terms of this Agreement, shall be binding on the Parties.

     5.7 MEETINGS OF STEERING COMMITTEE. The Steering Committee shall meet on an as needed basis pursuant to the request of a Party, but no less often than at least once per year. The location of such meetings shall be agreed upon between the Parties, and may be via teleconference and/or videoconference. Minutes of each Steering Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by a representative from each Party no later than the first order of business at the immediately succeeding Steering Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Steering Committee. The Committee shall also establish a procedure for either
(i) calling special interim meetings of the Committee in the event a need for Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions. Meetings of the Steering Committee shall be subject to strict antitrust compliance guidelines.

     5.8 DURAMED EXCEPTIONS. Notwithstanding anything to the contrary contained in this Article 5, no decision by the Marketing Advisory Committee or the Steering Committee shall require Duramed, without Duramed's prior written consent, to: (i) increase the Minimum Duramed Details; (ii) perform more Product Details than the Minimum Duramed Details; (iii) materially increase Duramed's expenses; (iv) carry any promotional items or make any promotional statement that does not meet Duramed's internal pharmaceutical promotional guidelines; (v) revise its existing sales representative compensation policies; or (vi) alter its sales representatives' call targets reach and/or frequency for Duramed's own products. In the event Duramed in good faith based on the advice of counsel believes that a promotional practice or message approved by the Marketing Advisory Committee does not comply with the provisions of Section 2.3, Duramed shall promptly inform Kos by providing its rationale therefore. If Kos disagrees with Duramed's conclusion regarding such practice or message, then the disagreement shall be submitted promptly to the Steering Committee for resolution. Until a resolution is reached, Duramed shall have the right to decline to perform such practice or message.

     5.9 FINANCIAL MATTERS. Within thirty (30) days following the Effective Date, each of Kos and Duramed shall designate a single finance representative, who may be changed from time to time on written notice, to be responsible for correspondence relating to financial reporting, audit activities and any other financial matters relating to this Agreement. Each Party shall cooperate with the other Party with respect to any such financial matters and respond to the requests of the other Party within a reasonable period of time. For the avoidance of doubt, such financial representatives shall not discuss the pricing of the Products (including without limitation chargebacks, rebates, discounts, credits, free goods or any other matter affecting the ultimate prices to Third Parties) nor gross sales of the Products or any deductions from gross sales in the calculation of Net Sales.

6. MANUFACTURING AND SUPPLY

     6.1 KOS RESPONSIBILITIES.

          (a) Unless otherwise determined by Kos pursuant to the License and Manufacturing Agreement, Kos shall manufacture, package, store and ship (or cause the manufacturing, packaging, storage and/or shipment of) the Products and samples of the Products in accordance with (i) "current Good Manufacturing Practices" as set forth by the FDA, (ii) the Products' approved NDAs, and (iii) all applicable local, state, and Federal laws and regulations in the Territory.

          (b) Kos shall manufacture sufficient quantities of (i) Products to meet its sales forecasts for the Term, and (ii) samples of Products to adequately support the Product Detail obligations of the Parties hereunder.

          (c) Kos shall supply, at its own cost and expense, marketing and detailing materials and samples of the Products to the Duramed sales representatives within thirty (30) days of submission of requirements as forecasted by the Marketing Advisory Committee. Samples shall be allotted according to the Product Detail requirements of each Party under this Agreement. The Parties will maintain those records required by the PDMA and, subject to receipt of necessary information from Duramed, Kos shall be solely responsible for the filing of any necessary reports to the FDA in connection with the PDMA.

7. REGULATORY, SAFETY AND SURVEILLANCE

     7.1 REGULATORY MATTERS.

          (a) RESPONSIBILITY. All regulatory matters in the Territory regarding the Products shall remain under the exclusive control of Kos.

          (b) PERMITS. Kos shall be responsible for and maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture, ship, sell and market the Products in the Territory.

          (c) REPORTING. Kos shall be responsible for any reporting of matters, or other communications with the FDA, regarding the manufacture, sale or promotion of the Products, including Adverse Events, to the FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Duramed shall promptly, but in no event later than five Business Days, notify Kos of any Adverse Event of which it should become aware. In the event Kos or Duramed should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in either of the Products, it shall immediately notify the other Party in writing.

          (d) DURAMED INVOLVEMENT. Duramed shall not without consent of Kos, unless so required by applicable law, correspond or communicate with the FDA or with any other governmental authority, concerning the Products, or otherwise take any action concerning any authorization or permission under which any of the Products are sold. Duramed shall provide to Kos, upon receipt, copies of any communication from the FDA or other governmental authority related to the Products. If Duramed is advised in writing by its outside counsel that it must communicate with the FDA or other governmental authority, then Duramed shall so advise Kos and Duramed shall, if the law permits, comply with any and all reasonable direction of Kos concerning any meeting or communication with the FDA or other governmental authority.

     7.2 ADVERSE EVENTS. Promptly after the Effective Date, in recognition of Kos' primary responsibility for reporting Adverse Events associated with the Products, the Parties shall agree upon standard operating procedures, consistent with this Agreement, for the investigation and reporting of Adverse Events regarding the Products. The Parties shall immediately implement such agreed procedures and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations in the Territory with respect to the Products or that is relevant to the safe use of the Products. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting.

     7.3 MEDICAL INQUIRIES. Promptly after the Effective Date, the Parties shall establish procedures to enable Kos to respond promptly to any medical inquiries relating to the Products received by Duramed.

8. AUDIT RIGHTS

          (a) Duramed shall keep complete and accurate records of its Product Details and incentive compensation payments for the Products to sales representatives.

          (b) Kos shall keep complete and accurate records of the Net Sales of the Products.

          (c) Each Party shall have the right, at such Party's sole cost and expense, through an independent certified public accountant or like person reasonably acceptable to the other Party, upon execution of a confidentiality agreement, to examine such records during regular business hours, in a manner that does not unreasonably interfere with ongoing operations, upon reasonable written notice during the Term of this Agreement and for one (1) year after termination of this Agreement; provided, however, that (i) such examination shall not take place more often than once per Year and shall not cover such records for more than that portion of the year in which the audit takes place and the two preceding years (other than the period prior to the Effective Date), and (ii) such accountant shall report to such Party only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of audit rights shall be made by subtracting or adding, as appropriate, amounts from or to the next Royalty Payment in accordance with Section 4.1 or, if no further Royalty Payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. The Party requesting the audit shall bear the full cost and expense of the audit unless such audit correctly discloses that the discrepancy for the Year differs by more than **** from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In addition, the owing Party shall pay interest from the original date due and until payment on the amount of the underpayment or overpayment at a rate equal to *** and calculated from the date due until the payment date. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation that is not in dispute, and the Parties shall resolve such dispute in accordance with Article 18.

9. INTELLECTUAL PROPERTY

     9.1 OWNERSHIP OF INTELLECTUAL PROPERTY. Each Party shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, know-how, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon ("INVENTIONS") that are made, discovered, conceived, reduced to practice or generated by such Party (or its employees or representatives). Duramed shall not represent to any Third Party that it has any proprietary or property right or interest in the Products, or in any patent relating thereto, or in any trademark used in connection therewith.

     9.2 PATENT PROSECUTION. Kos, at its expense, shall have responsibility for filing, prosecution and maintenance of all Patents that it owns in the Territory.

     9.3 NOTIFICATION OF PATENT LITIGATION. In the event of the institution of any suit by a Third Party against Kos or Duramed for patent infringement involving the manufacture, use, sale, license, or marketing or promotion of the Products anywhere in the Territory during the Term, the Party sued shall promptly notify the other Party in writing.

     9.4 PATENT INFRINGEMENT. In the event that after the Effective Date Kos or Duramed becomes aware of actual or threatened infringement of a Patent as such infringement relates to the Products anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall investigate and/or bring an infringement action against any Third Party as it reasonably determines to be appropriate. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation. Duramed shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and expense.

     9.5 TITLE TO TRADEMARKS. The ownership and all goodwill from the use of any Kos Trademarks shall at all times vest in and inure to the benefit of Kos. Except as expressly provided in this Agreement or as mutually agreed by the Parties, neither Party shall use the Trademarks of the other Party for any purpose.

     9.6 TRADEMARK LICENSE. Kos grants to Duramed a fully paid, license to use the Kos Trademarks in the Territory during the Term in connection only with the marketing and promotion of the Products as contemplated in this Agreement, subject to Kos retaining full rights to use the Kos Trademarks in the Territory, and without limiting in any way Kos' rights with respect to the Kos Trademarks outside the Territory.

     9.7 NOTIFICATION OF TRADEMARK LITIGATION. In the event of the institution of any suit by a Third Party against Kos or Duramed for trademark infringement involving the marketing, promotion or sale of the Products in accordance with the annual marketing plan in the Territory, the Party sued shall promptly notify the other Party in writing.

     9.8 TRADEMARK INFRINGEMENT. In the event that Kos or Duramed becomes aware of actual or threatened infringement of a Kos Trademark anywhere in the Territory, that Party shall promptly notify the other Party in writing. Kos shall investigate and/or bring an infringement and/or opposition or cancellation action against any Third Party. Kos shall have full control over the conduct of such investigations and litigation, including the settlement thereof. The cost of such investigation and litigation shall be borne entirely by Kos, with Kos being entitled to the entire proceeds, if any, of such litigation. Duramed shall reasonably assist Kos and cooperate in any such investigation and litigation at Kos' request and expense.

10. CONFIDENTIALITY

     10.1 DISCLOSURE OF KNOW-HOW. To the extent that Kos has disclosed or in the future discloses to Duramed any Know-How, Duramed shall not acquire any ownership rights in such Know-How by virtue of this Agreement or otherwise.

     10.2 CONFIDENTIAL INFORMATION. During the Term and thereafter, Kos and Duramed shall not use or disclose to Third Parties any information received from the other Party or otherwise developed or obtained (including prior to the Term, during the Term, or during any period in which the Parties have audit rights pursuant to Article 8) by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law to be disclosed, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

     10.3 PUBLIC ANNOUNCEMENTS.

          (a) Except as consistent with a press release mutually agreed by the Parties, or other publicly disclosed information concerning this Agreement, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party shall be required to provide the other Party with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Products or this Agreement.

          (b) Notwithstanding anything to the contrary in this Section 10.3, as set forth in Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B - Federal Trade Commission Review) signed into law on December 8, 2003, if applicable to this Agreement, each of the Parties shall submit this Agreement to the U.S. Federal Trade Commission ("COMMISSION") Bureau of Competition ("BUREAU") and the Assistant Attorney General, and each Party shall present and (if necessary) discuss or respond to questions regarding this Agreement with the Bureau or the Assistant Attorney General, provided such Party requests the Bureau and the Assistant Attorney General treat this Agreement as confidential to the extent legally permitted. The Parties shall cooperate with each other in connection with all such filings and responses, including by notifying each other of all questions received with respect to this Agreement and by providing to the other Party copies of all responses to such questions prior to filing, and if requested, by considering in good faith to all reasonable additions, deletions or changes to any such response which are requested by the other Party.

11. RESTRICTIVE COVENANTS

     11.1 NON-SOLICITATION. During the Term and for a period of six (6) months thereafter, neither Party shall recruit or solicit, directly or through a Third Party, for employment or otherwise, any employee of the other Party without the written consent of the other Party. The Parties agree that general solicitation, such as through advertisements or recruiting services, not targeted at the other Party's employees shall not be a violation of the foregoing sentence.

12. RIGHTS AND DUTIES UPON TERMINATION

     12.1 CONTINUING OBLIGATIONS. The following provisions shall survive the termination of this Agreement for any reason: Sections 9.1, 9.2, 9.5, 11.1 (which shall survive for a period of **** only) and 17.4, and Articles 8 (which shall survive for a period of **** only), 10, 12, 13, 14 and 18. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

     12.2 REMEDIES. Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity; provided that neither Kos nor Duramed shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind whatsoever sustained as a result of a breach of this Agreement. Any payments due hereunder by a Party to the other Party shall not be deemed to be indirect, incidental, punitive, exemplary, special or consequential damages.

     12.3 RETURNS. Upon termination of this Agreement, Duramed shall immediately return to Kos all product samples, sales and promotional and communication materials, marketing plans and reports and other tangible items provided by Kos to Duramed or otherwise developed or attained jointly or by Duramed pursuant to the terms and intent of this Agreement. Notwithstanding the foregoing, Duramed shall have the right to keep in its legal files one (1) copy of any items reasonably necessary to confirm its surviving obligations hereunder.

13. REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

     13.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF KOS. Kos represents and warrants that

          (a) Kos has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Kos. Assuming due authorization, execution and delivery on the part of Duramed, this Agreement constitutes a legal, valid and binding obligation of Kos, enforceable against Kos, in accordance with its terms.

          (b) The execution and delivery of this Agreement by Kos and the performance by Kos contemplated hereunder will not violate any applicable laws or any of its organizational documents.

          (c) Neither the execution and delivery of this Agreement nor the performance hereof by Kos requires Kos or any of its Affiliates to obtain any permits, authorizations or consents from any governmental authority or from any other person, not previously obtained.

     13.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF DURAMED. Duramed and Barr each represent and warrant that:

          (a) Duramed and Barr each have the corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Duramed and Barr. Assuming due authorization, execution and delivery on the part of Kos, this Agreement constitutes a legal, valid and binding obligation of each of Duramed and Barr, enforceable against each of them in accordance with its terms.

          (b) The execution and delivery of this Agreement by each of Duramed and Barr and the performance by them contemplated hereunder will not violate any applicable laws or any of its organizational documents.

          (c) Neither the execution and delivery of this Agreement nor the performance hereof by either Duramed or Barr requires either Duramed, Barr or any of their respective Affiliates to obtain any permits, authorizations or consents from any governmental authority or from any other person.

     13.3 INDEMNIFICATION BY KOS. Except as otherwise expressly provided in Section13.4, Kos shall defend, indemnify and hold harmless Duramed and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, or lawsuits for damages (collectively referred to as "CLAIMS") arising out of:

          (a) the design, manufacture, labeling, marketing, sale or use of any Product, including any product liability Claims, but excluding any such Claims resulting from: (i) promotion by Duramed or its Affiliates which is not pursuant to the terms of this Agreement, in conformity with the direction of the Marketing Advisory Committee or in accordance with applicable laws and regulations; or (ii) the manufacture of any Product by Barr or any of its Affliates pursuant to the License and Manufacturing Agreement;

          (b) any negligent act or omission, or willful wrongdoing by Kos in the performance of this Agreement;

          (c) subject to Section 13.4 (ii), the infringement or misappropriation of any Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property by virtue of the manufacture, use, sale or offering for sale of any Product, but excluding any such Claims resulting from the manufacture of any Product by Barr or any of its Affliates pursuant to the License and Manufacturing Agreement;

          (d) the failure by Kos to comply with any FDA or other governmental requirement;

          (e) any breach of any covenant, representation or warranty of Kos under this Agreement.

          Kos shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Duramed or anyone acting on behalf of Duramed, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

     13.4 INDEMNIFICATION BY DURAMED. Except as otherwise provided in Section 13.3, Duramed shall defend, indemnify and hold harmless Kos and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by Duramed in the performance of this Agreement, (ii) the infringement or misappropriation by Duramed of any Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property, as a result of Duramed's marketing or promotion of the Products which is not pursuant to the terms of this Agreement, not in conformity with the direction of the Marketing Advisory Committee or not in conformance with the approved label for such Products, (iii) any breach of any covenant, representation or warranty of Duramed under this Agreement, and (iv) the adulteration of any Product samples, after their delivery to Duramed or any of its Affiliates and while still under the control of Duramed or its Affiliates. Duramed shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Kos or anyone acting on behalf of Kos, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

     13.5 LIMITATIONS ON INDEMNIFICATION. The obligations to indemnify, defend, and hold harmless set forth in Sections 13.3 and 13.4 shall be contingent upon the Party seeking indemnification (the "INDEMNITEE"): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) Business Days of receipt of same; provided, however, that Indemnitee's failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party's expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

     13.6 INSURANCE.

          (a) During the Term and continuing for a period of **** after the expiration of this Agreement or the earlier termination thereof, Kos shall obtain and/or maintain, at its sole cost and expense, product liability insurance or self-insurance in an amount not less than **** per occurrence and in the aggregate. Such product liability insurance or self-insurance shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, marketing and/or promotion of the Products in the Territory and shall include Barr Pharmaceuticals and its subsidiaries as additional insureds. Maintenance of such insurance coverage will not relieve Kos of any responsibility under this Agreement for damages in excess of such insurance or otherwise.

          (b) During the Term, Duramed or Duramed's Affiliate shall carry insurance in amounts not less than the following for each type specified or as otherwise might be required by applicable law or regulation:

               (i) ****

          (c) Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

     13.7 COVENANT TO PROMOTE PRODUCTS. Kos will use Commercially Reasonable Efforts to continue the promotion of the Products throughout the Term of the Agreement.

14. GUARANTEE

     Barr hereby absolutely, unconditionally and irrevocably guarantees the due and punctual fulfillment of all of the obligations required to be performed by Duramed and/or its Affiliates under this Agreement after giving effect to any applicable cure periods (the "DURAMED OBLIGATIONS"). For the avoidance of doubt and without limiting the foregoing, Barr hereby absolutely, unconditionally and irrevocably guarantees that in the event that Duramed does not or is unable to perform any of the Duramed Obligations for any reason whatsoever, Barr will itself perform such Duramed Obligations. This guarantee shall be continuing until all Duramed

Obligations now existing or hereafter arising have been discharged in full, and shall be and continue to be fully effective notwithstanding any amendment to any of the Duramed Obligations (but subject to any changes to the Duramed Obligations resulting therefrom) or any extensions of time for performance of any Duramed Obligations (but subject to any changes to the Duramed Obligations resulting therefrom). To the extent that Kos grants to Duramed (i) any waiver of any default by Duramed under this Agreement, (ii) any extension of time of performance by Duramed under this Agreement, (iii) any release from the performance of its obligations under this Agreement, or (iv) any other indulgences whatsoever, Kos shall have and shall be deemed to have also granted such to Barr under this Section 14. Barr acknowledges and agrees that Kos has relied upon the covenants and guarantees set forth in this Section 14 in entering into this Agreement.

15. ASSIGNMENT

     Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that either Party may make such an assignment or transfer without such consent (i) to an Affiliate of such Party, or (ii) in connection with a merger, or consolidation with, or the sale to a Third Party of, the entire pharmaceutical business of such Party. In the event of any such permitted assignment or transfer without such consent, as a condition to such assignment or transfer, the assigning or transferring Party must confirm to the other Party in writing that it will remain fully liable for all obligations under this Agreement as if such assignment or transfer had not occurred.

16. NOTICES

     Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, three (3) Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or
(iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or (iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

Kos Pharmaceuticals, Inc (for itself and for Kos Life Sciences, Inc.):

                                 1 Cedar Brook Drive
                                 Cranbury, NJ 08512-3618
                                 Facsimile: 954-331-3884
                                 Attention: Adrian Adams, President and
                                            Chief Executive Officer

Copy to:

                                 1 Cedar Brook Drive
                                 Cranbury, NJ 08512-3618
                                 Facsimile: 609-495-0907
                                 Attention: Andrew I. Koven, Executive
                                            Vice President, General Counsel
                                            & Corporate Secretary

Copy to:

                                 2200 N. Commerce Parkway
                                 Suite 300
                                 Weston FL 33326
                                 Facsimile: 954-331-3877
                                 Attention: Juan Rodriguez, Senior Vice
                                            President, Controller and
                                            Corporate Administration

Duramed Pharmaceuticals, Inc.:

                                 400 Chestnut Ridge Road
                                 Woodcliff Lake, NJ 07677-7668
                                 Facsimile: 1 (201) 930-3335
                                 Attention: President

Copy to:

                                 Barr Pharmaceuticals, Inc.
                                 400 Chestnut Ridge Road
                                 Woodcliff Lake, NJ 07677-7668
                                 Facsimile: 1 (888) 343-0563
                                 Attention: General Counsel

Barr Laboratories, Inc.:

                                 400 Chestnut Ridge Road
                                 Woodcliff Lake, NJ 07677-7668
                                 Facsimile: 1 (201) 930-3335
                                 Attention: President
Copy to:

                                 Barr Laboratories, Inc.
                                 400 Chestnut Ridge Road
                                 Woodcliff Lake, NJ 07677-7668
                                 Facsimile: 1 (888) 343-0563
                                 Attention: General Counsel

     Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 3.2 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

17. MISCELLANEOUS

     17.1 FORCE MAJEURE. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

     17.2 NO PARTNERSHIP. It is expressly agreed that Kos and Duramed shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency. Neither Kos nor Duramed shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

     17.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     17.4 GOVERNING LAW. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles. With respect to any Proceeding relating to this Agreement, but subject to the provisions of Section 18, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in

New York, New York and waives any objection to venue of any such proceeding brought in any such court.

     17.5 WAIVER OF BREACH. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

     17.6 SEVERABILITY. In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 17.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.

     17.7 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

18. DISPUTE RESOLUTION

     18.1 INTERNAL RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement (collectively referred to as "DISPUTE") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Steering Committee, which shall meet in person or by telephone within seven (7) Business Days to review any Dispute. If the Dispute is not resolved by the Steering Committee within fourteen (14) Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the Chief Executive Officers of each Party, or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to twenty (20) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

     18.2 ARBITRATION. If the Parties have been unable to resolve a Dispute through the above-described procedures, the Party initiating such procedures may, in its discretion, within fourteen (14) Business Days after the above-described procedures have been exhausted, propose non-binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this Agreement and subject to the terms of this Agreement. Any such non-binding arbitration shall be concluded within ninety (90) days of the initiation of such proceeding, the location of any such non-binding arbitration shall be New York, New York, and it shall be conducted by a sole arbitrator reasonably acceptable to both Parties. The Parties may not pursue any other legal or equitable rights or remedies relating to any dispute until the conclusion of the non-binding arbitration, unless their rights would be irreparably prejudiced by such delay. In the event such non-binding arbitration is not commenced within an additional fourteen (14) Business Day period, the Parties may pursue any available legal or equitable rights or remedies.

NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

KOS PHARMACEUTICALS, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------


KOS LIFE SCIENCES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------

DURAMED PHARMACEUTICALS, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------


DURAMED PHARMACEUTICALS SALES CORP.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------


BARR LABORATORIES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------